                                 EXHIBIT 99.2

            [GRAPHIC]                                    [GRAPHIC]

FOR IMMEDIATE RELEASE                             4716 Old Gettysburg Road
                                                  Mechanicsburg, PA 17055

                                                  Nasdaq Symbol:  SLMC

--------------------------------------------------------------------------------

      Select Medical Corporation Announces First Quarter 2001 Results --
             Earnings Per Share Increased 333% to $0.13 Per Share

         MECHANICSBURG, PENNSYLVANIA - - May 14, 2001 - - Select Medical Corporation (Nasdaq: SLMC) today announced results for the first quarter ended March 31, 2001.

         Earnings per share increased 333% to $0.13 on a fully diluted basis for the first quarter ended March 31, 2001 compared to $0.03 on a fully diluted basis for the quarter ended March 31, 2000. Net operating revenues increased 14.4% to $225.1 million for the 2001 first quarter compared to $196.7 million for the same quarter, prior year. Income from operations increased 26.2% to $19.2 million compared to $15.2 million for the same quarter, prior year. Additionally, earnings before interest, taxes, depreciation and amortization (EBITDA) increased 21.5% to $27.0 million compared to $22.3 million for the same period last year.

         Cash flow from operating activities increased to $24.8 million for the quarter compared to $8.5 million in the same quarter, prior year. The increase in cash flow is attributable to improved earnings, aggressive management of payables and lower day sales outstanding. Days sales outstanding were 81 days at March 31, 2001 compared to 102 days at March 31, 2000.

         "We are pleased to report such strong results for our first reported quarter as a public company," said Rocco A. Ortenzio, Chief Executive Officer and Chairman. "Our increased net operating revenues, EBITDA, and expanding EBITDA margins further validate the company's track record of improving the performance of the hospitals and clinics it acquires and develops."

         Robert A. Ortenzio, President and Chief Operating Officer of Select, stated, "We are executing our business plan and the strong results for the quarter reflect the strength and depth of our management team."
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         Specialty Hospitals
         -------------------

         During the quarter, Select opened two new hospitals and now operates 56 hospitals. This compares to 47 hospitals at the end of the same quarter, prior year. Net operating revenues increased 29.5% to $113.2 million for the 2001 first quarter compared to the same quarter, prior year, as a result of increased patient days and higher net revenue per patient day. Net revenue per patient day increased 8.2% to $913 and patient days increased 19.8% to 123,740 days. Additionally, EBITDA increased 35.2% and EBITDA margins increased by 4.3% compared to the same quarter, prior year.

         Outpatient Rehabilitation
         -------------------------

         Net operating revenues increased 1.7% to $108.7 million compared to $106.9 million for the same period last year, while EBITDA increased 11.0% to $19.1 million compared to the same quarter, prior year. EBITDA margins increased to 17.5% for the quarter compared to 16.1% in the same quarter, prior year. U.S. based patient visits were approximately the same in both quarters although revenue per visit increased to $81 for the current quarter compared to $79 for the same quarter, prior year.

         The Company will host a conference call regarding the first quarter results on Tuesday, May 15, 2001, at 9:00am EDT. The domestic dial-in number for the call is 1-877-327-2649. The international dial-in number is 1-706-679-7384. The conference call will be webcast simultaneously at http://www.videonewswire.com/SELECT/051501/. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field.)

       For those unable to participate in the conference call, a replay will be available until Tuesday, May 22, 2001, at 11:59pm EDT. The replay number is 1-800-642-1687 (domestic) or 1-706-645-9291 (international). The replay can also be accessed at Select Medical Corporation's website, http://www.selectmedicalcorp.com.

       Select Medical Corporation is a leading operator of long term acute care hospitals in the United States. Select operates 56 specialty acute care hospitals in 21 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States. Select operates approximately 675 outpatient rehabilitation clinics in the United States and Canada. Information about Select is available at www.selectmedicalcorp.com.

       Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.

Investor inquiries:

Joel Veit, 717/972-1101
jveit@selectmedicalcorp.com
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I.  Condensed Consolidated Statements of Operations
(in thousands, except per share data)
For the Three Months Ended March 31, 2001 and 2000

                                                                                             %
                                                       2001               2000            Change
                                               -----------------  -----------------  ------------------
Net operating revenues                               $  225,088         $  196,722              14.4%

Costs and expenses

Cost of sales                                           189,616            167,143              13.4%

General and administrative                                8,440              7,328              15.2%

Depreciation and amortization                             7,816              7,021              11.3%
                                               -----------------  -----------------  ------------------

Total costs and expenses                                205,872            181,492              13.4%

Income from operations                                   19,216             15,230              26.2%

Interest expense, net                                    (7,775)            (8,765)            (11.3)%
                                               -----------------  -----------------  ------------------

Income before minority interests and
     income taxes                                        11,441              6,465              77.0%

Minority interests                                        1,407              1,118              25.8%
                                               -----------------  -----------------  ------------------

Income before income taxes                               10,034              5,347              87.7%

Income taxes                                              3,913              2,513              55.7%
                                               -----------------  -----------------  ------------------

Net income                                           $    6,121         $    2,834             116.0%
                                               =================  =================  ==================

Diluted earnings per share                           $     0.13         $     0.03             333.3%

Weighted average shares outstanding                      36,078             25,504              41.5%

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II. Condensed Consolidated Balance Sheets

(Amounts in thousands)

                                                  March 31,         December 31,
                                                     2001               2000
                                               -----------------  --------------
Assets

Cash                                              $     2,174       $   3,151

Accounts receivable, net                              201,586         196,505

Other current assets                                   15,847          18,500
                                               -----------------  --------------

Total current assets                                  219,607         218,156

Property and equipment, net                            88,373          84,976

Intangible assets                                     248,276         251,399

Other assets                                           25,140          32,269
                                               -----------------  --------------

Total assets                                      $   581,396       $ 586,800
                                               =================  ==============

Liabilities and Stockholders' Equity

Payables and accruals                             $    94,940       $  93,843

Current portion of long term debt                      13,934          18,746

Long term debt, net of current portion                275,492         284,042

Minority interests                                     12,831          12,098

Preferred stock                                       131,879         129,573

Stockholders' equity                                   52,320          48,498
                                               -----------------  --------------

Total liabilities and stockholders' equity        $   581,396       $ 586,800
                                               =================  ==============

         Subsequent Events: On April 10, 2001, the Company completed an initial public offering of 9,000,000 shares of its common stock at an offering price of $9.50 per share. On April 20, 2001, the underwriters of the offering exercised an overallotment option and purchased an additional 1,350,000 shares at a price of $9.50 per share. The overallotment offering closed on April 25, 2001. The net proceeds of the initial offering and the overallotment offering of $89.4 million were used to repay senior debt under the term and revolving loan portions of the Company's credit facility and to redeem Class A Preferred Stock. All 52,838 shares of the Class A Preferred Stock were redeemed on April 10, 2001 for $52,838,000. In addition, the Company's Class B Preferred Stock automatically converted into 9,216,000 shares of common stock upon completion of the offering.

III.  Key Statistics
                                                       March 31,     March 31,
                                                         2001          2000
                                                       ---------     ---------

I. Specialty Hospitals

Number of hospitals - end of period                           56            47

Net operating revenues                                 $ 113,150     $  87,351

Number of patient days                                   123,740       103,301

Net revenue per patient day (a)                        $     913     $     844

EBITDA                                                 $  13,395     $   9,911

EBITDA margin                                              11.8%         11.3%

II. Outpatient Rehabilitation

Number of clinics - end of period                            675           660

Net operating revenues                                 $ 108,673     $ 106,869

Number of visits (US)                                    946,180       949,967

Revenue per visit (US) (b)                             $      81     $      79

EBITDA                                                 $  19,056     $  17,173

EBITDA margin                                              17.5%         16.1%

     (a) Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

     (b) Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select's Canadian subsidiary or contract services revenue.